Vedder Price	T: +1 312 609 7500	Exhibit(i)
222 North LaSalle Street Chicago, Illinois 6060	F: +1 312 609 5005 vedder.com

April 29, 2026

Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois 60611

Ladies and Gentlemen:

We have acted as counsel to Driehaus Mutual Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 149 under the Securities Act of 1933, as amended (the “1933 Act”), to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) registering an indefinite number of units of beneficial interest (“Shares”) in the Driehaus Emerging Markets Growth Fund, Driehaus Emerging Markets Small Cap Growth Fund, Driehaus Global Fund, Driehaus International Developed Equity Fund, Driehaus International Small Cap Growth Fund, Driehaus Micro Cap Growth Fund, Driehaus Small Cap Growth Fund and Driehaus Small/Mid Cap Growth Fund, each a series of the Trust (the “Portfolios”), of which the Shares of Driehaus Emerging Markets Growth Fund and Driehaus Small Cap Growth Fund have been classified and designated as Investor Shares and Institutional Shares.

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Certificate of Trust of the Trust, the Trust’s Amended and Restated Declaration of Trust, as amended, the Trust’s Amended and Restated By-Laws, as amended, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

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Driehaus Mutual Funds

April 29, 2026

This opinion is rendered for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

Vedder Price P.C.